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                                                                     Exhibit 4.1

                                INFOSPACE, INC.
                      2001 NONSTATUTORY STOCK OPTION PLAN



1.   Establishment, Purpose, and Definitions.

     (a) There is hereby adopted the 2001 Nonstatutory Stock Option Plan (the "Plan") of InfoSpace, Inc., a Delaware corporation (the "Company").

     (b) The purpose of the Plan is to provide a means whereby eligible individuals (as defined in paragraph 4, below) can acquire Common Stock of the Company (the "Stock"). The Plan provides employees and consultants of the Company and of its Affiliates an opportunity to purchase shares of Stock pursuant to options which are not described in Section 422 or 423 of the Code (referred to as "nonqualified stock options").

     (c) The term "Affiliates" as used in the Plan means parent or subsidiary corporations, as defined in Sections 424(e) and (f) of the Code (but substituting "the Company" for "employer corporation"), including parents or subsidiaries which become such after adoption of the Plan.

2.   Administration of the Plan.

     (a) The Plan shall be administered by the Board of Directors of the Company (the "Board") or a committee or committees (which term includes subcommittees) appointed by, and consisting of one or more members of, the Board (the "Plan Administrator"). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the Plan Administrator and the membership of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding "nonemployee directors" as contemplated by Rule 16b-3 under the Exchange Act. The Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible Participants to different committees consisting of one or more members of the Board, subject to such limitations as the Board or the Plan Administrator deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time.

     (b) The Plan Administrator shall determine which eligible individuals (as defined in paragraph 4, below) shall be granted options under the Plan, the timing of such grants, the terms thereof (including any restrictions on the Stock), and the number of shares subject to such options.
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     (c)  The Plan Administrator may amend the terms of any outstanding option granted under this Plan, but any amendment which would adversely affect the Optionee's rights under an outstanding option shall not be made without the Optionee's written consent. The Plan Administrator may, with the Optionee's written consent, cancel any outstanding stock option or accept any outstanding stock option in exchange for a new option.

     (d) The Plan Administrator shall have the sole authority, in its absolute discretion to adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan, to construe and interpret the Plan, the rules and the regulations, and the instruments evidencing options or Stock granted under the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Plan Administrator shall be binding on all participants.

3.   Stock Subject to the Plan.

     (a) An aggregate of not more than 25,000,000 shares of Stock shall be available for the grant of stock options or the issuance of Stock under the Plan. If an option is surrendered (except surrender for shares of Stock) or for any other reason ceases to be exercisable in whole or in part, the shares which were subject to such option but as to which the option had not been exercised shall continue to be available under the Plan. Any Stock which is retained by the Company upon exercise of an option in order to satisfy the exercise price for such option or any withholding taxes due with respect to such option exercise shall be treated as issued to the Optionee and will thereafter not be available under the Plan.

     (b) If there is any change in the Stock subject to the Plan or an Option Agreement through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend, or other change in the capital structure of the Company, appropriate adjustments shall be made by the Plan Administrator in order to preserve but not to increase the benefits to the individual, including adjustments to the aggregate number, kind and price per share of shares subject to the Plan or Option Agreement.

4. Eligible Individuals. Individuals who shall be eligible to have granted to them the options provided for by the Plan shall be such employees or consultants of the Company or an Affiliate as the Plan Administrator, in its discretion, shall designate from time to time.

5.   The Option Price.

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     (a)  The per-share exercise price for the Stock to be issued pursuant to the exercise of an Option shall be determined by the Administrator.

     (b) The fair market value shall be as established in good faith by the Plan Administrator or (i) if the Stock is listed on the Nasdaq National Market, the fair market value shall be the closing selling price for the stock as reported by the Nasdaq National Market for a single day or (ii) if the Stock is listed on the New York Stock Exchange or the American Stock Exchange, the fair market value shall be the closing selling price for the Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day. If there is no such reported price for the Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of the fair market value.

6.   Terms and Conditions of Options.

     (a) Each option granted pursuant to the Plan will be evidenced by a written Stock Option Agreement executed by the Company and the person to whom such option is granted.

     (b) The Plan Administrator shall determine the term of each option granted under the Plan.

     (c) The Stock Option Agreement may contain such other terms, provisions and conditions not inconsistent with this Plan as may be determined by the Plan Administrator. The following limitations shall apply to grants of stock options: No individual shall be granted, in any fiscal year of the Company, stock options to purchase more than 4,000,000 shares of Stock. In connection with his or her initial service, an individual may be granted stock options to purchase up to an additional 4,000,000 shares of Stock which shall not count against the limit set forth in subsection (i) above. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization. If a stock option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 15), the cancelled stock option will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of a stock option is reduced, the transaction will be treated as a cancellation of the stock option and the grant of a new stock option.

7. Use of Proceeds. Cash proceeds realized from the sale of Stock under the Plan shall constitute general funds of the Company.

8. Amendment, Suspension, or Termination of the Plan. The Board may at any time

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     amend, suspend or terminate the Plan as it deems advisable; provided that such amendment, suspension or termination complies with all applicable requirements of state and federal law. No option may be granted nor any Stock issued under the Plan during any suspension or after the termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the affected individual's consent, alter or impair any rights or obligations under any option previously granted under the Plan.

9. Plan Administrator. The Plan Administrator shall establish and set forth in each instrument that evidences an option whether the option will continue to be exercisable, and the terms and conditions of such exercise, if an Optionee ceases to be employed by, or to provide services to, the Company or an Affiliate, which provisions may be waived or modified by the Plan Administrator at any time.

10. Assignability. Each option granted pursuant to this Plan shall, during Optionee's lifetime, be exercisable only by him, and the option shall not be transferable by Optionee by operation of law or otherwise other than by will or the laws of descent and distribution.

11.  Payment Upon Exercise of Options.

     (a) Payment of the purchase price upon exercise of any option granted under this Plan shall be made in cash, a certified check, bank draft, postal or express money order payable to the order of the Company, provided, however, that the Plan Administrator, in its sole discretion, may permit an Optionee to pay the option price in whole or in part (i) tendering (either actually or, if and so long as the Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shares of Stock owned by the Optionee for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) on the day prior to the exercise date equal to the aggregate option exercise price; (ii) if and so long as the stock is registered under Section 12(b) or 12(g) of the Exchange Act, by delivery on a form prescribed by the Plan Administrator of an irrevocable direction to a securities broker approved by the Plan Administrator to sell shares and deliver all or a portion of the proceeds to the Company in payment for the Stock; (iii) by delivery of the Optionee's promissory note with such full recourse, interest, security, and redemption provisions as the Plan Administrator in its discretion determines appropriate; or (iv) in any combination of the foregoing. The amount of any promissory note delivered in connection with an option shall bear interest at a rate specified by the Plan Administrator but in no case less than the rate required (1) to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes and (2) to avoid the company incurring a compensation expense. In addition, the

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          Plan Administrator, in its sole discretion, may authorize the surrender by an Optionee of all or part of an unexercised option and authorize a payment in consideration thereof of an amount equal to the difference between the aggregate fair market value of the Stock subject to such option and the aggregate option price of such Stock. In the Plan Administrator's discretion, such payment may be made in cash, shares of Stock with a fair market value on the date of surrender equal to the payment amount, or some combination thereof. The purchase price for shares purchased under an option may also be paid by such other consideration as the Plan Administrator may permit.

     (b) In the event that the exercise price is satisfied by the Plan Administrator retaining from the shares of Stock otherwise to be issued to Optionee shares of Stock having a value equal to the exercise price, the Plan Administrator may issue Optionee an additional option, with terms identical to this option agreement, entitling Optionee to purchase additional Stock in an amount equal to the number of shares so retained.

12.  Withholding Taxes.

     No Stock shall be sold under the Plan to any participant until the participant has made arrangements acceptable to the Plan Administrator for the satisfaction of federal, state, and local income and social security tax withholding obligations, including without limitation obligations incident to the receipt of Stock under the Plan, the lapsing of restrictions applicable to such Stock, or the receipt of cash payments. Upon exercise of a stock option or lapsing of a restriction on stock issued under the Plan, the Company may satisfy its withholding obligations by requiring the stockholder to surrender shares of the Company's Stock sufficient to satisfy the minimum statutory federal, state, and local income and social security tax withholding obligations.

13. Formation to Plan Participants. The Company shall provide to each Plan participant, during any period for which said participant has one or more options outstanding, copies of annual reports of the Company issued during said period.

14. No Trust or Fund. The Plan is intended to constitute an "unfunded" plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Optionee, and no Optionee shall have any rights that are greater than those of a general unsecured creditor of the Company.

15. Severability. If any provision of the Plan or any option is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any option under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws,

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     or, if it cannot be so construed or deemed amended without, in the Plan
     Administrator's determination, materially altering the intent of the Plan or the option, such provision shall be stricken as to such jurisdiction, person or option, and the remainder of the Plan and any such option shall remain in full force and effect.

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